Exhibit 99.1

eMagin Reports Fourth Quarter and 2013 Financial Results

Revenue Growth Expected in 2014 as Production Moves to the New
SNU OLED Deposition Tool

BELLEVUE, Wash. - March 12, 2014 - eMagin Corporation (NYSE MKT: EMAN), the leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced fourth quarter and full year 2013 financial results and Company highlights.

“Recent improvements to our manufacturing processes have resulted in greater up time on the new SNU OLED deposition tool and improving yield,” stated Andrew Sculley, President and CEO. “As our manufacturing processes continue to improve during 2014, we expect to move essentially all of our commercial production to the SNU. This will allow us to increase our utilization of the Satella machine for its intended research purposes while better meeting our customers’ needs.”

Mr. Sculley continued, “We are optimistic that we will see a return to revenue growth this year as a result of the improvement in our operations.  However, first quarter revenue will be similar to our fourth quarter 2013 revenue as we have temporarily stopped shipment of certain displays to three customers to address a possible bonding problem in a microdisplay that was brought to our attention. We are actively addressing this and hope to resolve the situation quickly.

“While we have been intensely focused on improving our manufacturing processes and will continue to focus there, we have not neglected technology advancement, including ultra-high brightness microdisplays and direct patterning. Recently, we successfully tested our direct patterning technique and are on track to demonstrate a functional, direct patterned, ultra-high brightness VGA resolution display as well as even higher resolution functional, direct patterned, ultra-high brightness displays by the end of the second quarter. There is a large and growing market for high-brightness, high- performance microdisplays that can address even the most demanding near-to-eye applications. By continuing to invest in high performance, ultra-high brightness microdisplays and direct patterning, we intend to remain at the forefront of AMOLED microdisplay technologies.”

Full Year Results

For the year ended December 31, 2013, total revenues were $28.0 million versus $30.6 million for 2012. Product sales for 2013 increased $203,000, to $26.3 million, offset by a 62% decrease in contract revenue due to general reductions in funding for research and development projects including those for the U.S. Government. Gross profit for the year ended December 31, 2013, totaled $8.4 million versus $14.9 million for 2012. Gross margin for 2013 was 30% versus 49% for 2012 due to higher production, labor and material costs.

For 2013, research and development expenses were $5.0 million or 18% of revenue, up from $4.7 million or 16% of revenue in 2012, mainly related to increases in personnel costs and related expenses to support research and development activities and fewer funded R&D contracts.

Selling, general and administrative expenses for 2013 were $8.6 million, about the same as 2012. Non-cash compensation and professional fees decreased and personnel costs increased. In addition, the Company accrued $0.5 million for litigation expenses.

The operating loss for 2013 was $5.2 million versus operating income of $1.6 million for 2012. The Company booked non-cash charges to the Provision for Income Tax of $8.9 million to establish a full valuation allowance for its deferred tax asset. This increased net loss (after tax) for 2013 to $14.1 million, or ($0.60) per diluted share, versus net income of $2.3 million or $0.06 per diluted share, for 2012. Adjusted EBITDA for 2013 was a loss of $1.7 million compared to earnings of $4.5 million in 2012.

During 2013, eMagin continued to fund its activities and the expansion of its business in military, industrial and consumer markets exclusively through cash generated from operations. At December 31, 2013, the Company had approximately $11.0 million of cash, cash equivalents and investments in certificates of deposit and corporate bonds, compared to $13.4 million at December 31, 2012.

Quarterly Results

Revenues for the fourth quarter of 2013 were $6.1 million versus $8.3 million for the fourth quarter of 2012.

Pre-tax net loss for the fourth quarter of 2013 was $3.3 million. The Company booked a non-cash charge to Provision for Income Tax of $5.4 million to establish a full valuation allowance of its deferred tax asset. This increased net loss (after tax) to $8.7 million, or ($0.37) per diluted share, compared to net income of $1.8 million or $0.04 per diluted share in the fourth quarter of 2012. Adjusted EBITDA was a loss of $2.1 million compared to earnings of $1.6 million in the fourth quarter of 2012.

Recent Corporate Highlights

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The DSVGA, eMagin’s new digital SVGA display, is continuing to undergo qualification testing and is expected to be released for production by the end of the year. This product will provide the Company’s customers with all of the advantages of its latest technology in a digital display. eMagin has numerous customers interested in this new display and the Company is planning to integrate it into new products to be announced. The DSVGA silicon has been qualified and is nearing production release.

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The SXGA096, our new, smaller pixel size SXGA display, is being redesigned to a new form factor. Wafers have been received and scheduled for their first run. eMagin’s objective is to ship working displays in the very near term. The SXG096 will provide eMagin’s customers with the high resolution of an SXGA display but with a smaller form factor and lower cost of production than larger pixel SXGA displays.

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Work continues on a new display under contract with a customer. The custom development work was completed on schedule, delivery of prototypes occurred in December 2013. Additional contract work is being negotiated for conducting formal qualification.

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Work continues on a color, high brightness, high-resolution avionics display with funding from the US Navy. The Company has already demonstrated the direct patterning technique and is on track to demonstrate a functional direct patterned ultra-high brightness VGA resolution display in the near term. eMagin also expects to demonstrate higher resolution functional direct patterned ultra-high brightness displays by the end of the second quarter. Customer evaluations will begin following these demonstrations.

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eMagin's Color OLED-XLSTM technology provides the highest OLED microdisplay luminance on the market, providing up to 1,000 nits in full color and is capable of a contrast ratio of 100,000:1 a at room temperature. This level of performance allows our customers to use our displays in "see-through" augmented reality applications, work effectively with wide field of view optics for entertainment and training and simulation and multispectral fused systems for the military. The Color OLED-XLSTM is fully compatible with eMagin's entire VGA, SVGA, XGA, SXGA and WUXGA product lines, which are available for shipment as engineering samples. The full qualification of these displays as a product is expected to be completed by the third quarter of 2014.

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eMagin continues to ship displays for the FELIN Soldier Modernization Program in France, to BAE/Oasys, to FLIR in Sweden for three industrial thermal camera EVFs, and to BCF Technology in Scotland for the BUG Binocular Ultrasound Goggles among others.

•	In January, management presented the Company’s story to institutional investors at the Sidoti Semi-Annual Microcap Conference and the Needham Growth Stock Conference.

“We continue to see strong and growing demand in our key market segments and the outlook for OLED microdisplays over the next several years remains positive,” added Mr. Sculley. “We look forward to a stronger year in 2014 with continued improvements in yield.”

Outlook

eMagin is postponing 2014 revenue guidance due to uncertain timing around the resumption of shipments of certain displays to three customers as noted above.

Full Year & Quarterly Report and Conference Call

Full results will be published in the Company's 10-K report for the full year and fourth quarter ending December 31, 2013, scheduled to be filed with the SEC by March 14, 2014. Final results will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin at 4:45 p.m. ET today. An archive of the webcast will be available one hour after the live call through April 12, 2014. To access the live Webcast or archive, please visit the Company's website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and  mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization (EBITDA). The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below:

Contact:

 Paul Campbell, 425-284-5220, pcampbell@emagin.com